Exhibit 99

FOR IMMEDIATE RELEASE

September 18, 2018

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) Kelsey Roemhildt: 763-764-6364

GENERAL MILLS REPORTS FISCAL 2019 FIRST-QUARTER RESULTS

•	Net sales increased 9 percent to $4.1 billion; organic net sales¹ increased modestly from year-ago levels

•

Operating profit decreased 1 percent; constant-currency adjusted operating profit increased 3 percent, including an 8-point headwind from a one-time purchase accounting charge related to the Blue Buffalo acquisition

•

Diluted earnings per share (EPS) were $0.65 compared to $0.69 a year ago; adjusted diluted EPS of $0.71 matched year-ago results in constant currency, including a 6-cent headwind from the one-time purchase accounting charge

•	Company reaffirmed its full-year fiscal 2019 outlook

¹	Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – September 18, 2018 – General Mills (NYSE: GIS) today reported results for the first quarter ended August 26, 2018.

“Fiscal 2019 is off to a good start,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “We drove organic net sales growth for the fourth consecutive quarter. The Blue Buffalo transition is progressing well, and we continue to expect double-digit top and bottom-line growth for that business this year, excluding acquisition-related charges. And we’re on track to deliver our financial commitments, with first-quarter adjusted operating profit and adjusted diluted EPS results ahead of our expectations. Based on these results and our outlook for the year, we are reaffirming our full-year fiscal 2019 targets.”

General Mills is pursuing its Consumer First strategy and executing against its three key global growth priorities to drive consistent topline growth: 1) competing effectively through strong innovation, effective consumer marketing, and excellent in-store execution; 2) accelerating growth on its four differential growth platforms including Häagen-Dazs ice cream, snack bars, Old El Paso Mexican food, and its portfolio of natural and organic food brands; and 3) reshaping its portfolio through growth-enhancing acquisitions and divestitures, including the recent acquisition of Blue Buffalo, the leading brand in the fast-growing wholesome natural pet food category in the U.S. By combining consistent topline growth, margin expansion, and disciplined cash conversion and cash returns, General Mills expects to generate top-tier total shareholder returns over the long term.

First Quarter Results Summary

•

Net sales increased 9 percent to $4.09 billion. Organic net sales increased modestly, reflecting benefits from organic net price realization and mix across all four legacy operating segments, partially offset by lower organic volume in the North America Retail, Convenience Stores & Foodservice, and Europe & Australia segments.

•

Gross margin decreased 200 basis points to 32.8 percent of net sales. Adjusted gross margin, which excludes certain items affecting comparability, decreased 160 basis points to 33.6 percent, driven by input cost inflation and a 130 basis point headwind from a one-time purchase accounting charge related to the Blue Buffalo acquisition, partially offset by favorable net price realization and mix and benefits from productivity initiatives.

•

Operating profit totaled $602 million, down 1 percent from last year (please see Note 1 below for more information on the presentation of benefit plan non-service income). Operating profit margin of 14.7 percent decreased 130 basis points. Constant-currency adjusted operating profit increased 3 percent, including an 8-point headwind driven by the one-time purchase accounting charge. Adjusted operating profit margin decreased 80 basis points to 15.7 percent, including a 130 basis point unfavorable impact from the one-time purchase accounting charge.

•

Net earnings attributable to General Mills totaled $392 million, down 3 percent from a year ago, reflecting lower after-tax joint venture earnings, lower operating profit, and higher net interest expense, partially offset by a lower effective tax rate. Diluted EPS totaled $0.65 compared to $0.69 in the prior year.

•

Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled $0.71 in the first quarter, in line with the prior year in constant currency, driven by higher adjusted operating profit and a lower effective tax rate, partially offset by a 6-cent headwind from the one-time purchase accounting charge, higher net interest expense, and higher average diluted shares outstanding.

Operating Segment Results

Components of Fiscal 2019 Reported Net Sales Growth
First Quarter	Volume		Price/Mix		Foreign Exchange		Reported Net Sales
North America Retail	(3	) pts	1	pt	—		(2)%
Convenience Stores & Foodservice	(1	) pt	5	pts	—		4%
Europe & Australia	(1	) pt	2	pts	1	pt	2%
Asia & Latin America	5	pts	3	pts	(6	) pts	2%
Pet	—		—		—		—

Total	6	pts	3	pts	—		9%

Components of Fiscal 2019 Organic Net Sales Growth
First Quarter	Organic Volume		Organic Price/Mix		Organic Net Sales	Foreign Exchange		Acquisitions & Divestitures		Reported Net Sales
North America Retail	(2	) pts	1	pt	(1)%	—		(1	) pt	(2)%
Convenience Stores & Foodservice	(1	) pt	5	pts	4%	—		—		4%
Europe & Australia	(1	) pt	2	pts	1%	1	pt	—		2%
Asia & Latin America	5	pts	3	pts	8%	(6	) pts	—		2%
Pet	—		—		—	—		—		—

Total	(1	) pt	1	pt	Flat	—		9	pts	9%

Fiscal 2019 Segment Operating Profit Growth
First Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	3%	3%
Convenience Stores & Foodservice	14%	14%
Europe & Australia	13%	12%
Asia & Latin America	(21)%	(38)%
Pet	—	—

Total	6%	6%

North America Retail Segment

First-quarter net sales for General Mills’ North America Retail segment decreased 2 percent to $2.39 billion, with lower contributions from volume partially offset by benefits from net price realization and mix. Net sales were also negatively impacted by the comparison to the year-ago period that included co-packing sales related to the North American Green Giant divestiture. Net sales declined 4 percent in the U.S. Snacks operating unit and 2 percent each in U.S. Meals & Baking and U.S. Yogurt. Net sales in the Canada operating unit were down 2 percent in constant currency, while U.S. Cereal net sales increased 1 percent. Organic net sales were down 1 percent. Retail sales growth outpaced organic net sales trends in the quarter, with U.S. Nielsen-measured retail sales essentially matching year-ago levels and market share increasing in 8 of the segment’s 9 largest U.S. categories. Segment operating profit of $548 million increased 3 percent, driven by lower selling, general, & administrative (SG&A) expenses and benefits from productivity initiatives, partially offset by input cost inflation.

Convenience Stores & Foodservice Segment

First-quarter net sales for the Convenience Stores & Foodservice segment increased 4 percent to $463 million, with mid single-digit growth for the Focus 6 platforms led by snacks and frozen meals. Organic net sales also increased 4 percent. Segment operating profit of $97 million increased 14 percent, reflecting net sales growth on higher-margin Focus 6 platforms and benefits from productivity initiatives, partially offset by input cost inflation.

Europe & Australia Segment

First-quarter net sales for the Europe & Australia segment increased 2 percent to $501 million, driven primarily by benefits from net price realization and mix. Organic net sales increased 1 percent. Nature Valley and Fibre One snack bars and Häagen-Dazs ice cream led net sales performance in the quarter. Segment operating profit of $34 million was up 13 percent as reported and up 12 percent in constant currency, primarily reflecting benefits from net price realization and mix and lower SG&A expenses, partially offset by higher input costs, including currency-driven inflation on imported products.

Asia & Latin America Segment

First-quarter net sales for the Asia & Latin America segment increased 2 percent to $399 million, driven by volume growth and benefits from net price realization and mix, partially offset by unfavorable foreign currency exchange. Organic net sales increased 8 percent. Net sales increased across the segment including in China, Brazil, and India, and across product platforms, led by Häagen-Dazs ice cream, Wanchai Ferry frozen dumplings, Yoki and Kitano meals and snacks, and Pillsbury snack bars. Segment operating profit decreased to $12 million from $16 million a year ago, driven by input cost inflation and higher SG&A expenses, partially offset by higher net sales.

Pet Segment

First-quarter net sales for the Pet segment totaled $343 million. On a pro forma basis, Pet segment net sales increased 14 percent, with positive contributions from volume growth and positive net price realization and mix. Pro forma net sales growth was driven by continued expansion in Food, Drug, and Mass channels and significant growth in E-commerce, partially offset by declines in the Pet Specialty channel. Net sales results also benefited from the inclusion of 7 days of net sales from the month of acquisition. Segment operating profit of $14 million was $62 million below the prior year on a pro forma basis, driven by purchase accounting charges including a $53 million one-time inventory adjustment and $3 million of intangible amortization, as well as significant input cost inflation and start-up costs related to two new production facilities.

Joint Venture Summary

Combined after-tax earnings from joint ventures totaled $18 million compared to $24 million a year ago, primarily driven by our $5 million after-tax share of a restructuring charge at CPW, which is excluded from adjusted net earnings. First-quarter net sales declined 2 percent in constant currency for Cereal Partners Worldwide (CPW), driven by declines in Latin America, partially offset by increases in the Asia, Middle East, and Africa region. Constant-currency net sales for Häagen-Dazs Japan (HDJ) declined 14 percent, reflecting a difficult comparison to 14 percent growth in the prior year.

Other Income Statement Items

Unallocated corporate items totaled $106 million net expense in the first quarter of fiscal 2019, compared to $54 million net expense a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $65 million net expense this year compared to $43 million net expense last year.

Restructuring, impairment, and other exit costs totaled a $1 million net recovery in restructuring charges in the quarter compared to $5 million of expense a year ago. An additional $1 million of restructuring project-related charges were recorded in cost of sales this year compared to $14 million a year ago (please see Note 3 below for more information on these charges).

Net interest expense totaled $134 million in the first quarter compared to $72 million a year ago, primarily driven by financing related to the Blue Buffalo acquisition. The effective tax rate in the quarter was 22.6 percent, compared to 30.4 percent last year (please see Note 6 below for more information on our effective tax rate). Excluding items affecting comparability, the adjusted effective tax rate was 22.7 percent compared to 30.5 percent a year ago, primarily driven by the lower U.S. federal statutory tax rate resulting from the Tax Cuts and Jobs Act.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $607 million in the first quarter of fiscal 2019, up 3 percent from the prior year. Capital investments of $113 million declined 3 percent from a year ago. Dividends paid totaled $294 million. Average diluted shares outstanding for the first quarter increased 3 percent to 603 million.

Fiscal 2019 Outlook

General Mills reaffirmed its key full-year fiscal 2019 targets:

•	Organic net sales are expected to be in a range between flat and up 1 percent. Including the impact of the Blue Buffalo acquisition, net sales are expected to increase 9 to 10 percent.

•

Constant-currency adjusted operating profit is expected to increase 6 to 9 percent from the base of $2.6 billion reported in fiscal 2018. The fiscal 2018 base has been updated to reflect the new presentation of benefit plan non-service income (please see Note 1 below for more information).

•	Constant-currency adjusted diluted EPS are expected to range between flat and down 3 percent from the base of $3.11 earned in fiscal 2018.

•	The company expects free cash flow conversion of at least 95 percent of adjusted after-tax earnings.

General Mills will hold a briefing for investors today, September 18, 2018, beginning at 7:30 a.m. Central time (8:30 a.m. Eastern time). You can access the webcast at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2019 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets, including our acquisition of Blue Buffalo and issues in the integration of Blue Buffalo and retention of key management and employees; unfavorable reaction to our acquisition of Blue Buffalo by customers, competitors, suppliers, and employees; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	Aug. 26, 2018	Aug. 27, 2017	% Change
Net sales	$4,094.0	$3,769.2	8.6%
Cost of sales	2,751.2	2,455.9	12.0%
Selling, general, and administrative expenses	742.7	702.8	5.7%
Restructuring, impairment, and other exit costs (recoveries)	(1.4)	5.2	(126.9)%

Operating profit	601.5	605.3	(0.6)%
Benefit plan non-service income	(20.9)	(20.5)	2.0%
Interest, net	133.5	72.4	84.4%

Earnings before income taxes and after-tax earnings from joint ventures	488.9	553.4	(11.7)%
Income taxes	110.7	168.5	(34.3)%
After-tax earnings from joint ventures	17.7	23.7	(25.3)%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	395.9	408.6	(3.1)%
Net earnings attributable to redeemable and noncontrolling interests	3.6	3.9	(7.7)%

Net earnings attributable to General Mills	$392.3	$404.7	(3.1)%

Earnings per share - basic	$0.66	$0.70	(5.7)%

Earnings per share - diluted	$0.65	$0.69	(5.8)%

Dividends per share	$0.49	$0.49	—%

	Quarter Ended
	Aug. 26, 2018	Aug. 27, 2017	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	32.8%	34.8%	(200)
Selling, general, and administrative expenses	18.1%	18.6%	(50)
Operating profit	14.7%	16.0%	(130)
Net earnings attributable to General Mills	9.6%	10.7%	(110)

	Quarter Ended
	Aug. 26, 2018	Aug. 27, 2017	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	33.6%	35.2%	(160)
Adjusted operating profit	15.7%	16.5%	(80)
Adjusted net earnings attributable to General Mills	10.4%	11.0%	(60)

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 26, 2018	Aug. 27, 2017	% Change
Net sales:
North America Retail	$2,387.8	$2,438.2	(2.1)%
Europe & Australia	500.7	491.9	1.8%
Convenience Stores & Foodservice	463.2	447.1	3.6%
Asia & Latin America	399.0	392.0	1.8%
Pet	343.3	—	NM

Total	$4,094.0	$3,769.2	8.6%

Operating profit:
North America Retail	$548.1	$533.2	2.8%
Europe & Australia	34.5	30.6	12.7%
Convenience Stores & Foodservice	97.1	84.8	14.5%
Asia & Latin America	12.2	15.5	(21.3)%
Pet	14.5	—	NM

Total segment operating profit	706.4	664.1	6.4%
Unallocated corporate items	106.3	53.6	98.3%
Restructuring, impairment, and other exit costs (recoveries)	(1.4)	5.2	NM

Total	$601.5	$605.3	(0.6)%

	Quarter Ended
	Aug. 26, 2018	Aug. 27, 2017	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	23.0%	21.9%	110
Europe & Australia	6.9%	6.2%	70
Convenience Stores & Foodservice	21.0%	19.0%	200
Asia & Latin America	3.1%	4.0%	(90)
Pet	4.2%	—	420

Total segment operating profit	17.2%	17.6%	(40)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Aug. 26, 2018	Aug. 27, 2017	May 27, 2018
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$432.9	$820.8	$399.0
Receivables	1,709.1	1,546.5	1,684.2
Inventories	1,685.5	1,595.2	1,642.2
Prepaid expenses and other current assets	358.0	376.0	398.3

Total current assets	4,185.5	4,338.5	4,123.7
Land, buildings, and equipment	3,955.1	3,648.1	4,047.2
Goodwill	14,030.4	8,832.3	14,065.0
Other intangible assets	7,420.8	4,593.3	7,445.1
Other assets	963.0	797.4	943.0

Total assets	$30,554.8	$22,209.6	$30,624.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,723.8	$2,172.9	$2,746.2
Current portion of long-term debt	1,599.2	604.7	1,600.1
Notes payable	1,349.4	1,660.3	1,549.8
Other current liabilities	1,515.4	1,452.0	1,445.8

Total current liabilities	7,187.8	5,889.9	7,341.9
Long-term debt	12,665.1	7,822.7	12,668.7
Deferred income taxes	2,028.7	1,761.0	2,003.8
Other liabilities	1,325.8	1,485.6	1,341.0

Total liabilities	23,207.4	16,959.2	23,355.4

Redeemable interest	771.6	967.5	776.2
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,160.9	1,070.7	1,202.5
Retained earnings	14,523.8	13,259.3	14,459.6
Common stock in treasury, at cost, shares of 158.5, 186.4 and 161.5	(7,035.9)	(8,269.7)	(7,167.5)
Accumulated other comprehensive loss	(2,499.2)	(2,232.0)	(2,429.0)

Total stockholders’ equity	6,225.1	3,903.8	6,141.1
Noncontrolling interests	350.7	379.1	351.3

Total equity	6,575.8	4,282.9	6,492.4

Total liabilities and equity	$30,554.8	$22,209.6	$30,624.0

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 26, 2018	Aug. 27, 2017
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$395.9	$408.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	155.2	145.1
After-tax earnings from joint ventures	(17.7)	(23.7)
Distributions of earnings from joint ventures	29.2	29.0
Stock-based compensation	26.1	29.6
Deferred income taxes	28.9	38.2
Pension and other postretirement benefit plan contributions	(7.4)	(5.9)
Pension and other postretirement benefit plan costs	1.5	1.1
Restructuring, impairment, and other exit costs	(18.9)	(9.2)
Changes in current assets and liabilities	14.8	(17.8)
Other, net	(0.2)	(4.5)

Net cash provided by operating activities	607.4	590.5

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(112.7)	(116.3)
Investments in affiliates, net	0.1	(6.6)
Proceeds from disposal of land, buildings, and equipment	0.1	0.4
Other, net	(27.1)	(0.3)

Net cash used by investing activities	(139.6)	(122.8)

Cash Flows - Financing Activities
Change in notes payable	(189.8)	413.8
Payment of long-term debt	(0.2)	—
Proceeds from common stock issued on exercised options	73.4	41.0
Purchases of common stock for treasury	(0.2)	(600.3)
Dividends paid	(294.2)	(284.3)
Distributions to noncontrolling and redeemable interest holders	(2.4)	(1.5)
Other, net	(9.6)	(20.0)

Net cash used by financing activities	(423.0)	(451.3)

Effect of exchange rate changes on cash and cash equivalents	(10.9)	38.3

Increase in cash and cash equivalents	33.9	54.7
Cash and cash equivalents - beginning of year	399.0	766.1

Cash and cash equivalents - end of period	$432.9	$820.8

Cash Flow from changes in current assets and liabilities:
Receivables	$(48.7)	$(88.1)
Inventories	(58.2)	(89.9)
Prepaid expenses and other current assets	35.4	12.1
Accounts payable	17.7	78.6
Other current liabilities	68.6	69.5

Changes in current assets and liabilities	$14.8	$(17.8)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

In the first quarter of fiscal 2019, we adopted new accounting requirements related to the presentation of net periodic defined benefit pension expense, net periodic postretirement benefit expense, and net periodic postemployment benefit expense (collectively “net periodic benefit expense”). The new standard requires the service cost component of net periodic benefit expense to be recorded in the same line items as other employee compensation costs within our Consolidated Statements of Earnings. Other components of net periodic benefit expense must be presented separately outside of operating profit in our Consolidated Statements of Earnings. The new standard requires retrospective adoption of the presentation of net periodic benefit expense. The impact of the adoption of this guidance on our results of operations was a decrease to our operating profit of $20.9 million and $20.5 million and a corresponding increase to benefit plan non-service income of $20.9 million and $20.5 million for the periods ending August 26, 2018, and August 27, 2017, respectively. There were no changes to our reported segment operating profit or net earnings attributable to General Mills.

In the first quarter of fiscal 2019, we adopted new accounting requirements for the recognition of revenue from contracts with customers. Under the new standard, we apply a principles-based five step model to recognize revenue upon the transfer of control of promised goods to customers and in an amount that reflects the consideration for which we expect to be entitled to in exchange for those goods. We adopted the requirements of the new standard and subsequent amendments to all contracts in the first quarter of fiscal 2019 using the cumulative effect approach. We recorded a $33.9 million cumulative effect adjustment net of income tax effects to the opening balance of fiscal 2019 retained earnings, a decrease to deferred income taxes of $11.4 million, and an increase to other current liabilities of $45.3 million related to the timing of recognition of certain promotional expenditures.

(2)

In fiscal 2018, we acquired Blue Buffalo Pet Products, Inc. (“Blue Buffalo”) for an aggregate purchase price of $8.0 billion, including $103.0 million of consideration for net debt repaid at the time of acquisition. We financed the transaction with $6.0 billion in debt, $1.0 billion in equity, and cash on hand. In the first quarter of fiscal 2019, we recorded acquisition integration costs of $8.7 million in selling, general, and administrative (SG&A) expenses.

(3)	Restructuring charges and project-related costs are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended
In Millions	Aug. 26, 2018	Aug. 27, 2017
Cost of sales	$0.2	$12.3
Restructuring, impairment, and other exit costs (recoveries)	(1.4)	5.2

Total restructuring charges (recoveries)	(1.2)	17.5

Project-related costs classified in cost of sales	$1.2	$1.2

(4)

Unallocated corporate expense totaled $106 million in the first quarter of fiscal 2019 compared to $54 million in the same period in fiscal 2018. In the first quarter of fiscal 2019, we recorded $1 million of restructuring initiative project-related costs in cost of sales compared to $12 million of restructuring charges and $1 million of restructuring initiative project-related costs in cost of sales in the same period last year. We recorded a $31 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the first quarter of fiscal 2019 compared to a $2 million net decrease in expense in the same period last year. In addition, we recorded $9 million of acquisition integration costs related to the acquisition of Blue Buffalo.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended
In Millions, Except per Share Data	Aug. 26, 2018	Aug. 27, 2017
Net earnings attributable to General Mills	$392.3	$404.7

Average number of common shares - basic EPS	598.0	576.5
Incremental share effect from: (a)
Stock options	3.6	8.3
Restricted stock, restricted stock units, and other	1.7	2.1

Average number of common shares - diluted EPS	603.3	586.9

Earnings per share - basic	$0.66	$0.70
Earnings per share - diluted	$0.65	$0.69

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the first quarter of fiscal 2019 was 22.6 percent compared to 30.4 percent for the first quarter of fiscal 2018. The 7.8 percentage point decrease was primarily due to the net benefit related to the Tax Cuts and Jobs Act (“TCJA”), partially offset by less favorable windfall tax benefits from stock-based payments in fiscal 2019. Our effective tax rate excluding certain items affecting comparability was 22.7 percent in the first quarter of fiscal 2019 compared to 30.5 percent in the first quarter of fiscal 2018.

The TCJA was enacted on December 22, 2017 and results in significant revisions to the U.S. corporate income tax system, including a reduction in the U.S. corporate income tax rate, implementation of a territorial system and a deemed repatriation tax on untaxed foreign earnings. The TCJA also results in a U.S. federal statutory tax rate of 21 percent for fiscal 2019. Generally, the impacts of the new legislation would be required to be recorded in the period of enactment, which for us was the third quarter of fiscal 2018. However, Accounting Standards Update 2018-05: Income Taxes (Topic 740) was issued with guidance allowing for the recognition of provisional amounts in the event that the accounting is not complete and a reasonable estimate can be made. The guidance allows for a measurement period of up to one year from the enactment date to finalize the accounting related to the TCJA.

(7)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, as well as acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2019 outlook for organic net sales growth, constant-currency adjusted operating profit and adjusted diluted EPS, and free cash flow are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring charges and project-related costs, acquisition transaction and integration costs, acquisitions, divestitures and mark-to-market effects. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing or impact of acquisitions, divestitures and restructuring actions throughout fiscal 2019. The unavailable information could have a significant impact on our fiscal 2019 GAAP financial results.

For fiscal 2019, we currently expect: foreign currency exchange rates (based on blend of forward and forecasted rates and hedge positions), acquisitions, and divestitures to increase net sales growth by high single digits; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and total restructuring charges and project-related costs related to actions previously announced to total approximately $7 million.

Diluted EPS Excluding Certain Items Affecting Comparability and the Related Constant-Currency Growth Rates

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-over-year basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-over-year assessment of operating results.

	Quarter Ended
Per Share Data	August 26, 2018	August 27, 2017	Change
Diluted earnings per share, as reported	$0.65	$0.69	(6)%
Mark-to-market effects (a)(e)	0.04	—
Acquisition integration costs (b)(e)	0.01	—
CPW restructuring charges (c)(e)	0.01	—
Restructuring charges (d)(e)	—	0.02

Diluted earnings per share, excluding certain items affecting comparability	$0.71	$0.71	Flat

Foreign currency exchange impact			Flat

Diluted earnings per share growth, excluding certain items affecting comparability, on a constant-currency basis			Flat

(a)	See Note 4.
(b)	See Note 2.
(c)	The CPW restructuring item represents charges related to initiatives designed to improve profitability and growth that were approved in fiscal 2018.
(d)	See Note 3.
(e)	See reconciliation of effective income tax rate excluding items affecting comparability below for tax impact of adjustment

Constant-currency Segment Operating Profit Growth Rates

	Quarter Ended Aug. 26, 2018
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant- Currency Basis
North America Retail	3%	Flat		3%
Europe & Australia	13	1	pt	12
Asia & Latin America	(21)%	17	pts	(38)%

Net Sales Growth Rates for Canada Operating Unit on a Constant-Currency Basis

We believe that this measure of our Canada operating unit net sales provides useful information to investors because it provides transparency to the underlying performance for the Canada operating unit within our North America Retail segment by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Net sales growth rates for our Canada operating unit on a constant-currency basis are calculated as follows:

	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant-Currency Basis
Quarter Ended Aug. 26, 2018	(4)%	(2	) pts	(2)%

Earnings Comparisons as a Percent of Net Sales Excluding Certain Items Affecting Comparability

We believe that these measures provide useful information to investors because they are important for assessing these measures excluding certain items affecting comparability. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the quarter-over-quarter assessment of operating results.

	Quarter Ended
In Millions	August 26, 2018		August 27, 2017
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,342.8	32.8%	$1,313.3	34.8%
Mark-to-market effects (b)	31.1	0.8%	(1.8)	—%
Restructuring charges (c)	0.2	—%	12.3	0.3%
Project-related costs (c)	1.2	—%	1.2	—%

Adjusted gross margin	$1,375.3	33.6%	$1,325.0	35.2%

Operating profit as reported	$601.5	14.7%	$605.3	16.0%
Mark-to-market effects (b)	31.1	0.8%	(1.8)	—%
Restructuring charges (c)	(1.2)	—%	17.5	0.5%
Project-related costs (c)	1.2	—%	1.2	—%
Acquisition integration costs (d)	8.7	0.2%	—	—%

Adjusted operating profit	$641.3	15.7%	$622.2	16.5%

Net earnings attributable to General Mills as reported	$392.3	9.6%	$404.7	10.7%
Mark-to-market effects, net of tax (b)(f)	23.9	0.6%	(1.1)	—%
Restructuring charges, net of tax (c)(f)	(0.9)	—%	11.6	0.3%
Project-related costs, net of tax (c)(f)	0.9	—%	0.8	—%
Acquisition integration costs, net of tax (d)(f)	6.7	0.2%	—	—%
CPW restructuring charges, net of tax (e)	4.7	—%	—	—%

Adjusted net earnings attributable to General Mills	$427.6	10.4%	$416.0	11.0%

(a)	Net sales less cost of sales.
(b)	See Note 4.
(c)	See Note 3.
(d)	See Note 2.
(e)	The CPW restructuring item represents charges related to initiatives designed to improve profitability and growth that were approved in fiscal 2018.
(f)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

Adjusted Operating Profit Growth Excluding Certain Items Affecting Comparability on a Constant-Currency Basis

We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-over-year basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-over-year assessment of operating results. Additionally, the adjustments are evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth excluding certain items affecting comparability on a constant-currency basis is calculated as follows:

	Quarter Ended
	Aug. 26, 2018 vs Aug. 27, 2018
Operating profit growth as reported	(1	) pt
Mark-to-market effects	5	pts
Restructuring charges	(3	) pts
Acquisition integration costs	2	pts

Adjusted operating profit growth excluding items affecting comparability	3	pts
Foreign currency exchange	Flat

Adjusted operating profit growth excluding items affecting comparability, on a constant-currency basis	3	pts

Effective Income Tax Rate Excluding Certain Items Affecting Comparability

We believe this measure provides useful information to investors because it is important for assessing the effective tax rate excluding certain items affecting comparability and presents the income tax effects of certain items affecting comparability.

	Quarter Ended
	Aug. 26, 2018		Aug. 27, 2017
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$488.9	$110.7	$553.4	$168.5
Mark-to-market effects (b)	31.1	7.2	(1.8)	(0.7)
Restructuring charges (c)	(1.2)	(0.3)	17.5	5.9
Project-related costs (c)	1.2	0.3	1.2	0.3
Acquisition integration costs (d)	8.7	2.0	—	—

As adjusted	$528.7	$119.9	$570.3	$174.0

Effective tax rate:
As reported		22.6%		30.4%
As adjusted		22.7%		30.5%

Sum of adjustment to income taxes		$9.2		$5.5

Average number of common shares - diluted EPS		603.3		586.9

Impact of income tax adjustments on diluted EPS excluding certain items affecting comparability		$0.02		$0.01

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 4.
(c)	See Note 3.
(d)	See Note 2.